EXHIBIT 99.1

LHC Group Announces First Quarter 2014 Results

Affirms Established 2014 Financial Guidance

LAFAYETTE, La., May 7, 2014 (GLOBE NEWSWIRE) -- LHC Group, Inc. (Nasdaq:LHCG), a national provider of home health, hospice and comprehensive post-acute healthcare services, today announced its financial results for the three months ended March 31, 2014.

Financial Results for the First Quarter

  Net service revenue for the first quarter of 2014 was $163.7 million, compared with $162.0 million for the same period in 2013.
  Net income attributable to LHC Group for the first quarter of 2014 was $4.1 million, compared with $6.3 million for the same period in 2013.
  Diluted earnings per share was $0.24 for the first quarter of 2014, which includes a negative $0.05 impact from weather related closures, as compared with $0.37 for the same period in 2013.

In commenting on the results, Keith G. Myers, LHC Group's chairman and CEO, said, "We had a challenging start to 2014, as severe winter weather impacted over 48% of our agencies and accounted for a decline in same-store volume for the first quarter. However, our team did an outstanding job under the circumstances, and we ended the first quarter with strong momentum, which has continued into the second quarter. We are making significant progress on integrating our previously announced acquisition of Deaconess HomeCare and Elk Valley Health Services and are excited about additional opportunities in our pipeline. As we look ahead to the remainder of 2014 and beyond, we are well prepared and well positioned to continue improving our operating results by controlling cost and capitalizing on the opportunities we see ahead for both internal and external volume growth."

FY 2014 Guidance

The Company is reaffirming its full year 2014 guidance issued on March 5, 2014, for net service revenue in the range of $700 million to $720 million and fully diluted earnings per share in the range of $1.15 to $1.35. This guidance includes the negative impact from the Medicare Home Health Prospective Payment System for 2014 (estimated to be an approximate $0.17 reduction in fully diluted earnings per share for 2014) and the positive impact of the recently closed acquisition of the home health, hospice and community-based services operations of Deaconess HomeCare and Elk Valley Health Services (estimated to be accretive to fully diluted earnings per share for 2014 of between approximately $0.05 and $0.10). This guidance, however, does not take into account the impact of other future reimbursement changes, if any, future acquisitions or share repurchases, if made, de novo locations, if opened, or future legal expenses, if necessary.

Conference Call

LHC Group will host a conference call Thursday, May 8, 2014, at 11 a.m. Eastern time to discuss its first quarter 2014 results. The toll-free number to call for this interactive teleconference is (866) 393-1608 (international callers should call (973) 890-8327). A telephonic replay of the conference call will be available through midnight on Thursday, May 15, 2014, by dialing (855) 859‑2056 (international callers should call (404) 537-3406) and entering confirmation number 25729418. A live broadcast of LHC Group's conference call will be available under the Investor Relations section of the company's website, www.LHCgroup.com. A one-year online replay will be available approximately an hour after the conclusion of the live broadcast.

About LHC Group, Inc.

LHC Group, Inc. is a national provider of post-acute healthcare services, providing quality, cost-effective healthcare to patients within the comfort and privacy of their home or place of residence. LHC Group provides a comprehensive array of healthcare services through home health, hospice and community‑based services agencies in its home-based and hospice-based divisions and long-term acute care hospitals in its facility-based division.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements about the Company's future financial performance and the strength of the Company's operations. Such forward-looking statements may be identified by words such as "continue," "expect," and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including changes in reimbursement, changes in government regulations, changes in LHC Group's relationships with referral sources, increased competition for LHC Group's services, increased competition for joint venture and acquisition candidates, changes in the interpretation of government regulations and other risks set forth in Item 1A. Risk Factors in LHC Group's Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission. LHC Group undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

LHC GROUP, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Amounts in thousands, except share data) (Unaudited)

	March 31, 2014	Dec. 31, 2013
ASSETS
Current assets:
Cash	$ 3,395	$ 14,014
Receivables:
Patient accounts receivable, less allowance for uncollectible accounts of $14,819 and $14,334, respectively	84,470	88,964
Other receivables	730	608
Amounts due from governmental entities	1,166	1,234
Total receivables, net	86,366	90,806
Deferred income taxes	9,655	9,251
Prepaid income taxes	3,821	4,069
Prepaid expenses	7,361	6,966
Other current assets	4,186	4,449
Total current assets	114,784	129,555
Property, building and equipment, net of accumulated depreciation of $42,475 and $40,935, respectively	31,273	31,052
Goodwill	196,358	194,893
Intangible assets, net of accumulated amortization of $4,985 and $4,518, respectively	62,047	62,184
Other assets	63,638	4,542
Total assets	$ 468,100	$ 422,226

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$ 17,587	$ 17,217
Salaries, wages and benefits payable	24,521	31,927
Self-insurance reserve	6,502	5,862
Current portion of long-term debt	222	249
Amounts due to governmental entities	3,664	4,391
Total current liabilities	52,496	59,646
Deferred income taxes	29,859	29,060
Income tax payable	3,415	3,415
Revolving credit facility	70,000	22,000
Long-term debt, less current portion	953	963
Total liabilities	156,723	115,084
Noncontrolling interest- redeemable	10,797	11,258
Stockholders' equity:
Common stock – $0.01 par value: 40,000,000 shares authorized; 21,949,411 and 21,801,634 shares issued in 2014 and 2013, respectively	219	218
Treasury stock – 4,724,491 and 4,693,647 shares at cost, respectively	(35,442)	(34,715)
Additional paid-in capital	105,476	103,972
Retained earnings	227,602	223,534
Total LHC Group, Inc. stockholders' equity	297,855	293,009
Noncontrolling interest- non-redeemable	2,725	2,875
Total equity	300,580	295,884
Total liabilities and stockholders' equity	$ 468,100	$ 422,226

LHC GROUP, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Amounts in thousands, except share and per share data) (Unaudited)

	Three Months Ended March 31,
	2014	2013
Net service revenue	$ 163,681	$ 161,953
Cost of service revenue	97,334	93,248
Gross margin	66,347	68,705
Provision for bad debts	3,362	3,917
General and administrative expenses	54,612	51,623
Operating income	8,373	13,165
Interest expense	(388)	(425)
Non-operating income	33	65
Income before income taxes and noncontrolling interest	8,018	12,805
Income tax expense	2,923	4,536
Net Income	5,095	8,269
Less net income attributable to noncontrolling interests	1,027	1,983
Net income attributable to LHC Group, Inc.'s common stockholders	$ 4,068	$ 6,286

Earnings per share – basic and diluted:
Net income attributable to LHC Group, Inc.'s common stockholders	$ 0.24	$ 0.37

Weighted average shares outstanding:
Basic	17,148,043	16,966,525
Diluted	17,268,716	17,073,543

LHC GROUP, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Amounts in thousands) (Unaudited)

	Three Months Ended March 31,
	2014	2013
Operating activities
Net income	$ 5,095	$ 8,269
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	2,125	1,830
Provision for bad debts	3,362	3,917
Stock based compensation expense	1,048	888
Deferred income taxes	395	846
Loss on sale of assets	–	14
Changes in operating assets and liabilities, net of acquisitions:
Receivables	956	(1,237)
Prepaid expenses and other assets	(39)	(664)
Prepaid income taxes	248	3,703
Accounts payable and accrued expenses	(6,428)	(3,178)
Net amounts due to/from governmental entities	(659)	(319)
Net cash provided by operating activities	6,103	14,069

Investing activities
Cash paid for acquisitions, primarily goodwill and intangible assets and advance payments on acquisitions	(61,159)	(19,655)
Purchases of property, building and equipment	(1,520)	(1,151)
Net cash used in investing activities	(62,679)	(20,806)

Financing activities
Proceeds from line of credit	60,000	41,500
Payments on line of credit	(12,000)	(38,004)
Proceeds from employee stock purchase plan	184	179
Proceeds from debt issuance	–	201
Payments on debt issuance	(37)	–
Noncontrolling interest distributions	(1,768)	(2,509)
Excess tax benefits from vesting of restricted stock	112	11
Redemption of treasury shares	(727)	(607)
Purchase of noncontrolling interest	–	(350)
Sale of noncontrolling interest	193	–
Net cash provided by financing activities	45,957	421
Change in cash	(10,619)	(6,316)
Cash at beginning of period	14,014	9,720
Cash at end of period	$ 3,395	$ 3,404

Supplemental disclosures of cash flow information
Interest paid	$ 370	$ 425
Income taxes paid	$ 2,413	$ 10,337

LHC GROUP, INC. AND SUBSIDIARIES SEGMENT INFORMATION (Amounts in thousands) (Unaudited)

	Three Months Ended March 31, 2014
	Home-Based Services	Hospice-Based Services	Facility-Based Services	Total
Net service revenue	$ 128,680	$ 15,222	$ 19,779	$ 163,681
Cost of service revenue	76,444	8,897	11,993	97,334
Provision for bad debts	2,654	105	603	3,362
General and administrative expenses	44,544	4,447	5,621	54,612
Operating income	5,038	1,773	1,562	8,373
Interest expense	(310)	(39)	(39)	(388)
Non-operating income	27	3	3	33
Income before income taxes and noncontrolling interest	4,755	1,737	1,526	8,018
Income tax expense	2,293	346	284	2,923
Net income	2,462	1,391	1,242	5,095
Less net income attributable to noncontrolling interest	607	201	219	1,027
Net income attributable to LHC Group, Inc.'s common stockholders	$ 1,855	$ 1,190	$ 1,023	$ 4,068

Total assets	$ 402,455	$ 28,919	$ 36,726	$ 468,100

	Three Months Ended March 31, 2013
	Home-Based Services	Hospice-Based Services	Facility-Based Services	Total
Net service revenue	$ 129,076	$ 12,911	$ 19,966	$ 161,953
Cost of service revenue	73,535	8,055	11,658	93,248
Provision for bad debts	3,019	258	640	3,917
General and administrative expenses	42,422	3,750	5,451	51,623
Operating income	10,100	848	2,217	13,165
Interest expense	(353)	(34)	(38)	(425)
Non-operating income	26	15	24	65
Income before income taxes and noncontrolling interest	9,773	829	2,203	12,805
Income tax expense	3,825	262	449	4,536
Net income	5,948	567	1,754	8,269
Less net income attributable to noncontrolling interest	1,367	232	384	1,983
Net income attributable to LHC Group, Inc.'s common stockholders	$ 4,581	$ 335	$ 1,370	$ 6,286

Total assets	$ 335,541	$ 22,600	$ 36,766	$ 394,907

LHC GROUP, INC. AND SUBSIDIARIES SELECT CONSOLIDATED KEY STATISTICAL AND FINANCIAL DATA (Unaudited)

	Three Months Ended March 31,
	2014	2013
Key Data:
Home-Based Services:
Home Health
Locations	267	251
Acquired	2	19
De novo	1	0
Total new admissions	30,885	30,361
Medicare new admissions	21,135	20,581
Average daily census	33,023	35,175
Average Medicare daily census	24,965	26,603
Medicare completed and billed episodes	42,435	42,808
Average Medicare case mix for completed and billed Medicare episodes(1)	0.98	1.26
Average reimbursement per completed and billed Medicare episodes	$ 2,355	$ 2,297
Total visits	907,446	859,498
Total Medicare visits	681,523	653,796
Average visits per completed and billed Medicare episodes	16.1	15.3
Organic growth:(2)
Net revenue	-5.1%	-2.9%
Net Medicare revenue	-5.4%	-2.1%
Total new admissions	-4.6%	4.0%
Medicare new admissions	-4.2%	3.3%
Average daily census	-11.4%	0.5%
Average Medicare daily census	-11.7%	0.1%
Medicare completed and billed episodes	-5.2%	0.6%

Hospice-Based Services:
Locations	33	33
Acquired	1	1
Admissions	1,232	1,275
Average daily census	1,223	1,071
Patient days	110,043	96,385
Average revenue per patient day	$ 138	$ 134

Facility-Based Services:
Long-term Acute Care
Locations	8	9
Patient days	16,462	16,118
Average revenue per patient day	$ 1,154	$ 1,194

(1) The Centers for Medicare and Medicaid Services (CMS) updated the Medicare Home Health Prospective Payment System effective January 1, 2014, which reduced the average case-mix weight for 2014 from 1.3464 to 1.0000. To offset the effect of resetting the case mix average to 1.000, CMS upwardly adjusted the national, standardized 60-day episode payment rate by the same factor that it used to decrease the weights from $2,137.73 in 2013 to $2,869.27 in 2014.
(2) Organic growth is calculated as the sum of same store plus de novo for the period divided by total from the same period in the prior year.
CONTACT: Eric Elliott
         Investor Relations
         (337) 233-1307
         eric.elliott@lhcgroup.com